Exhibit 10.39
XenoPort, Inc.
New Hire Option Agreement
(Nonstatutory Stock Option)
     Pursuant to your New Hire Stock Option Grant Notice (“Grant Notice”) and this New Hire Option Agreement (the “Option Agreement”), XenoPort, Inc. (the “Company”) has granted you an option outside of any equity incentive plan maintained by the Company to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price per share indicated in your Grant Notice.
     The details of your option are as follows:
     1. General. This option may be granted to you only if you are newly employed by the Company or an Affiliate. In order to be eligible to receive this option, you either (i) must never have been an Employee or director of the Company or an Affiliate, or (ii) entered into an employment relationship with the Company following a bona fide period of non-employment. The grant of this option must be approved either by a majority of Independent Directors or by the Company’s independent Compensation Committee. Your option is intended to be exempt from stockholder approval requirements under the “inducement grant exception” provided by NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).
     2. Administration.
          (a) Your option shall be administered by the Board unless and until the Board delegates administration to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of your option, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Option Agreement to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer your option with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
          (b) The Board shall have the authority to construe and interpret your option and this Option Agreement, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in this Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make your option fully effective. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Option Agreement.
     3. Vesting. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.
     4. Number of Shares and Exercise Price. In the event of any Capitalization Adjustments, the Board shall appropriately and proportionately adjust the class(es) and number of securities subject to your option and the exercise price per share referenced in your Grant Notice.
     5. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:
          (a) In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.
          (b) In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
          (c) In the Company’s sole discretion at the time your option is exercised, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such holding back of whole shares; provided, however, shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (i) shares are used to pay the exercise price pursuant to the “net exercise,” (ii)

shares are delivered to you as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations. To the extent that whole shares are not withheld, fractional shares will not be issued but will be settled upon in cash consideration.
     6. Whole Shares. You may exercise your option only for whole shares of Common Stock.
     7. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.
     8. Term. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:
          (a) three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in Section 7, your option shall not expire until the earlier of the Expiration Date indicated in your Grant Notice or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;
          (b) twelve (12) months after the termination of your Continuous Service due to your Disability;
          (c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;
          (d) twelve (12) months following the effective date of a Change in Control if your Continuous Service terminates as of or within twelve (12) months following such Change in Control;
          (e) the Expiration Date indicated in your Grant Notice; or
          (f) the day before the tenth (10th) anniversary of the Date of Grant.
     9. Exercise.
          (a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the

Company may designate, during regular business hours, together with such additional documents as the Company may then require.
          (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, or (ii) the disposition of shares of Common Stock acquired upon such exercise.
     10. Withholding Obligations.
          (a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign income and employment tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.
          (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
          (c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.
     11. Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option. In addition, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while your option is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.
     12. Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, your option shall terminate immediately prior to the completion of such dissolution or liquidation; provided, however, that the Board may, in its sole discretion, cause your option to become fully vested and exercisable (to the extent your option has not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
     13. Corporate Transaction.
          (a) In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue your option or may substitute a similar stock award for your option (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction). A surviving corporation or acquiring corporation may choose to assume or continue only a portion of your option or substitute a similar stock award for only a portion of your option. The terms of any assumption, continuation or substitution shall be set by the Board.
          (b) In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue your option or substitute a similar stock award for your option, then if your Continuous Service has not terminated more than three (3) months prior to the effective time of the Corporate Transaction, the vesting and exercisability of your option shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and your option shall terminate if not exercised at or prior to the effective time of the Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction).
          (c) In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue your option or substitute a similar stock award for your option, then if your Continuous Service has terminated more than three (3) months prior to the effective time of the Corporate Transaction, the vesting and exercisability of your option shall not be accelerated and your option shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.
          (d) Notwithstanding the foregoing, in the event your option will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that you may not exercise your option but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (i) the value of the property you would have received upon the exercise of your option, over (ii) any exercise price payable by you in connection with such exercise.
     14. Change In Control. If your Continuous Service terminates within twelve (12) months following the effective date of a Change in Control due to (i) an involuntary termination (excluding death or Disability) without Cause, or (ii) a voluntary termination for Good Reason, the vesting and exercisability of your option shall be accelerated in full.
     15. Best After-Tax Provision.
          (a) If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide you with the greatest economic benefit. If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.
          (b) The accounting firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
          (c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

     16. Option Not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.
     17. Notices. Any notices provided for in your option or this Option Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
     18. Definitions. For purposes of this Option Agreement, the following definitions shall apply:
          (a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.
          (b) “Board” means the Board of Directors of the Company.
          (c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to your option without the receipt of consideration by the Company (whether through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.
          (d) “Cause” means the occurrence of any of the following: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) your intentional, material violation of any material contract or agreement between you and the Company or any statutory duty owed to the Company; (iv) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) your gross misconduct; (vi) your repeated, unexcused absences from your regularly assigned workplace where such absences materially interfere with the performance of your duties; (vii) your repeated or habitual drug or alcohol use that materially interferes with the performance of your duties; (viii) your gross insubordination; you’re your intentional, material violation of any written Company policy; or (x) your poor or inadequate performance of your duties. The determination that a termination is for Cause shall be made by the Company in its sole discretion; provided, however, that no determination under clauses (vi), (vii), (viii), (ix) or (x) shall be made unless you have been given a written warning from the Company that the continuation of your conduct shall constitute Cause and such conduct continues after a reasonable period of time to cure such conduct following the receipt by you of such written warning. Any determination by the Company that your Continuous Service was terminated by reason of dismissal without Cause for the purposes of your option shall have no effect upon any determination of the rights or obligations of the Company or you for any other purpose.
         (e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
               (i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
               (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
               (iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;
               (iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
               (v) individuals who, on the date the Company’s 2005 Equity Incentive Plan was adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of your option, be considered as a member of the Incumbent Board.
     The term Change in Control shall not include a sale of assets, merger or other transaction effected principally for the purpose of changing the domicile of the Company.
          (f) “Code” means the Internal Revenue Code of 1986, as amended, as well as any applicable regulations and guidance thereunder.
          (g) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board.
          (h) “Common Stock” means the common stock of the Company.
          (i) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes hereunder.
          (j) “Continuous Service” means that your service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which you render service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which you render such service, provided that there is no interruption or termination of your service with the Company or an Affiliate, shall not terminate your Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in this Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of your leave of absence.
          (k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
               (i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
               (ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;
               (iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
               (iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
          (l) “Director” means a member of the Board.
          (m) “Disability” means your permanent and total disability within the meaning of Section 22(e)(3) of the Code.
          (n) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes hereunder.
          (o) “Entity” means a corporation, partnership or other entity.
          (p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (q) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company; (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the

Company; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Company’s 2005 Equity Incentive Plan, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
          (r) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
               (i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date in question, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.
               (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.
          (s) “Good Reason” means that one or more of the following are undertaken by the Company without your express written consent: (i) the assignment to you of any duties or responsibilities that results in a material diminution in your function as in effect immediately prior to the effective date of the Change in Control; provided, however, that neither a change in your title or reporting relationships nor the Common Stock ceasing to be listed on any established stock exchange or traded on the Nasdaq Global Market or the Nasdaq Capital Market shall provide the basis for a voluntary termination with Good Reason; (ii) a material reduction by the Company in your annual base salary, as in effect on the effective date of the Change in Control or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) any failure by the Company to continue in effect any material benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which you were participating immediately prior to the effective date of the Change in Control (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company that would materially adversely affect your participation in or materially reduce your benefits under the Benefit Plans or deprive you of any material fringe benefit that you enjoyed immediately prior to the effective date of the Change in Control;

provided, however, that Good Reason shall not be deemed to have occurred if the Company provides for your participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; (iv) a relocation of your business office to a location more than fifty (50) miles from the location at which you performed your duties as of the effective date of the Change in Control, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations prior to the effective date of the Change in Control; or (v) a material breach by the Company of any provision of this Option Agreement or any other material agreement between you and the Company concerning the terms and conditions of your employment.
          (t) “Independent Director” means a Director who is an “independent director” within the meaning of NASDAQ Marketplace Rule 4200.
          (u) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
          (v) “Securities Act” means the Securities Act of 1933, as amended.
          (w) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

XenoPort, Inc.
New Hire Stock Option Grant Notice
XenoPort, Inc. (the “Company”), outside of any equity incentive plan maintained by the Company, hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the New Hire Stock Option Agreement, and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:	David Stamler
Date of Grant:	July 14, 2008
Vesting Commencement Date:	July 14, 2008
Number of Shares Subject to Option:	139,888
Exercise Price (Per Share):	$39.55
Total Exercise Price:	$5,532,570.40
Expiration Date:	July 14, 2018

Type of Grant:	☒ Nonstatutory Stock Option

Exercise Schedule:	1/4th of the shares vest and become exercisable one year after the Vesting Commencement Date; the balance of the shares vest and become exercisable in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date.

Payment:	By one or a combination of the following items (described in the New Hire Stock Option Agreement):

☒ By cash or check
☒ Pursuant to a Regulation T Program if the Shares are publicly traded
☒ By delivery of already-owned shares if the Shares are publicly traded
☒ By net exercise
Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this New Hire Stock Option Grant Notice and the New Hire Stock Option Agreement. Optionholder further acknowledges that as of the Date of Grant, this New Hire Stock Option Grant Notice, and the New Hire Stock Option Agreement set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject.

XenoPort, Inc.		Optionholder:

By:	/s/ William G. Harris	/s/ David A. Stamler

	William G. Harris	Signature
Senior Vice President of Finance and
	Chief Financial Officer	Date:	8/6/08

Date:	July 14, 2008
Attachments: New Hire Stock Option Agreement